FREE WRITING PROSPECTUS Dated November 9, 2011	Filed Pursuant to Rule 433 Registration No. 333-163392 Registration No. 333-163392-11

$1.084 BLN     Ally Auto Receivables Trust 2011-5

Jt-Leads: BofAML (Struct), JPM, RBS

Co-Mgrs: BMO, CIBC, Lloyds, PNC, WF

CLASS	$SIZE MM	WAL	L. FINAL	E. FINAL	S/F	PWIN	BENCH	YIELD	COUPON	PRICE
A1	$267.000	0.32	11/15/12	07/16/12	A-1+/F1+	1-8	ILr-8	0.42633%	0.42633%	100.00000
A2	$315.000	1.20	06/16/14	08/15/13	AAA/AAA	8-21	EDSF+18	0.802%	0.80%	99.99921
A3	$325.000	2.41	11/16/15	01/15/15	AAA/AAA	21-38	ISwp+32	1.001%	0.99%	99.97879
A4	$109.300	3.53	07/15/16	08/17/15	AAA/AAA	38-45	ISwp+47	1.333%	1.32%	99.96792
B	$38.020	NOT OFFERED
C	$29.870	NOT OFFERED

TICKER:	ALLYA 11-5
REGISTRATION:	A: Public, B/C: 144a
PXG SPEED:	0.9% ABS to Call
EXPECTED SETTLE:	11/16/2011
EXPECTED RATINGS:	S&P/Fitch
FIRST PAY DATE:	12/15/2011
ERISA ELIGIBLE:	YES
BILL & DELIVER:	BofAML

STATEMENT REGARDING THIS FREE WRITING PROSPECTUS

The issuer has filed a registration statement (including a prospectus) with the SEC for the new offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-800-294-1322.